LAND O’LAKES, INC.
NEWS RELEASE
For more information, contact:
Lydia Botham — 651-481-2123
Dave Karpinski — 651-481-2360
Land O’Lakes Reports Third-Quarter Results
Year-to-date net earnings $156.6 million, net sales $6.3 billion
Nov. 7, 2007 (Arden Hills, Minn.) — Land O’Lakes, Inc., today reported its third-quarter and year-to-date financial results, while also commenting on the company’s balance sheet and individual business unit performance. The company reported significant increases in year-to-date sales and net earnings, as well as improved third-quarter results (compared to third quarter 2006).
Year-to-date sales are $6.3 billion with net earnings of $156.6 million, compared to sales of $5.2 billion and net earnings of $44.2 million in the first nine months of 2006. Looking at the third quarter, historically a slow quarter for Land O’Lakes, the company is reporting $2.1 billion in sales and a net loss of $2.8 million, compared to $1.5 billion in sales and a net loss of $16.7 million in 2006.
Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $31.4 million for the quarter and $286.2 million year to date, as compared to $9.7 million and $154.7 million for the same periods one year ago.
The company also reports Normalized EBITDA (which excludes the effects of unrealized hedging, significant asset sales or impairments, legal settlements, debt extinguishment costs and other special items). Normalized EBITDA for the quarter was $24.7 million, compared to $26.9 million for the third quarter of 2006. Year-to-date Normalized EBITDA was $252.6 million, compared to $153.4 million for the first three quarters of 2006. The company reaffirmed its guidance for full-year 2007 Normalized EBITDA of $305 million.
“We’ve seen solid performance over the first three quarters of the year, with strong markets, particularly in dairy and eggs, helping to boost dollar sales and earnings,”
Land O’Lakes President and Chief Executive Officer Chris Policinski said today. “Higher prices have dampened volumes and we don’t expect the fourth quarter to be without its challenges. However, our results year to date, the positive momentum we have generated and our ongoing commitment to cost control, brand strength, targeted marketing and strategic portfolio management put us in a very good position to meet any challenges which may emerge.”
BALANCE SHEET
Total balance sheet debt, including capital leases, was $960 million at the end of the quarter, compared to $770 million as of September 30, 2006. Company officials indicated the increased debt was primarily due to higher working capital requirements, as the company builds inventory and receivables at higher price levels, plus cash requirements related to the September acquisition of Agriliance LLC’s crop protection products business.
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Land O’Lakes — Page 2 of 4
The company improved its Long-Term-Debt to Capital ratio, which is at 36.8% as of September 30, 2007, compared to 40.5% September 30, 2006. Liquidity, defined as cash on hand plus unused capacity on short term debt facilities, was $270 million at September 30, 2007, versus $340 million one year ago.
BUSINESS UNIT PERFORMANCE
Dairy Foods
Dairy Foods sales through September were $3.0 billion, compared to $2.4 billion one year ago. Sales for the quarter totaled $1.1 billion, compared to $766 million for the third quarter of 2006.
Year to date, Dairy Foods is reporting pretax earnings of $79.7 million, compared to $2.4 million in pretax earnings for the first three quarters of 2006. The Dairy Foods earnings include a $28.5-million gain on the sale of Cheese & Protein International, a West Coast cheese and whey manufacturing facility. For the third-quarter, Dairy Foods reported $0.2 million in pretax earnings, compared to $5.1 million in pretax earnings for the third quarter of 2006.
While strong markets boosted sales and earnings, higher prices did work to dampen volumes. Year-to-date retail butter volume was down 1% versus 2006, while total butter and spreads were down 6% versus one year ago. Value Added cheese volumes were down 16%, and Foodservice volume was down 4%.
Company officials attributed Dairy Foods strong year-to-date earnings to a combination of improved commodity markets, brand strength, consumer-focused product innovation, effective cost control and continued improvement in the company’s Dairy Foods manufacturing operations.
Feed
Feed sales through September were $2.2 billion, up from $2.0 billion one year ago. Year to date, Feed is reporting pretax earnings of $2.7 million, compared to $8.5 million for the first three quarters of 2006.
For the third quarter, Feed reported $723 million in sales and a pretax loss of $2.8 million, compared to $629 million in sales and $6.4 million in pretax earnings for the third quarter of 2006.
High commodity (grain) prices adversely impacted both volumes and margins, as resulting higher feed prices led to reduced feed purchases and a shift toward a lower-cost product mix, company officials noted. Improved forage conditions in part of the company’s trade territory also have had an unfavorable impact on volumes.
Year-to-date volumes were down 10% in Livestock feed, 5% in Lifestyle feed and 9% in Milk Replacers. Feed Ingredient and Feed Additive volumes were up 4% and 6%, respectively.
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Land O’Lakes — Page 3 of 4
Layers/Eggs
Strong markets continued to drive improved performance in the company’s Layers/Eggs business (MoArk LLC). Average shell egg prices over the first three quarters were $1.07 per dozen, compared to 71-cents per dozen over the same period one year ago.
The company is reporting $124 million in Layers/Eggs sales for the third quarter, up from $74 million for the third quarter of 2006. For the quarter, Layers/Eggs reported pretax earnings of $11.4 million, compared to a $29.7-million pretax loss for the same quarter one year ago.
Year to date, Layers/Eggs is reporting $355 million in sales and pretax earnings of $18.3 million, compared to sales of $287 million and a pretax loss of $41.8 million one year ago. Year-to-date shell egg volumes are up 5%, led by branded and specialty eggs, up 45% over the first three quarters of 2006.
Seed
Seed is reporting $740 million in sales and $43.7 million in pretax earnings through September, compared to $607 million in sales and $39.4 million in pretax earnings one year ago. For the third quarter, Seed recorded sales of $80 million and a $0.6-million pretax loss, company officials reported, noting that Seed is currently in its off season. In the third quarter of 2006, Seed reported $55 million in sales and a $7.7-million pretax loss.
Volumes for the year were affected by two significant factors, a shift of acreage to corn to meet ethanol industry demands and the impact of court rulings related to challenges to the USDA’s process for approving non-regulated status for Roundup Ready® Alfalfa. Volumes through September are up 39% in corn, down 7% in soybeans and down 16% in alfalfa.
Agronomy
Land O’Lakes is reporting $49.1 million in pretax earnings in Agronomy through September, up from $28.1 million for the same period one year ago. Those earnings were generated primarily through the company’s 50-percent ownership in the Agriliance LLC joint venture, which was substantially repositioned late in the third quarter. For the quarter, the Agronomy business (in its off season) reported a pretax loss of $6.2 million, versus a $3.9-million pretax loss for the same quarter one year ago.
Late in the quarter, the company made progress in repositioning its investment in Agriliance, with the assets of the Agriliance Crop Protection Products business being distributed to Land O’Lakes and the wholesale Crop Nutrients business being distributed to joint venture partner CHS Inc. Efforts to reposition the Agriliance retail business continue.
Company officials said these strategic repositioning efforts are intended to align the core Crop Protection Product and wholesale Crop Nutrients businesses with each parent company’s (Land O’Lakes and CHS) market strengths and core competencies, deliver cost reductions and enable more effective delivery of agronomic inputs to local cooperatives, dealers and producers. The company’s Crop Protection Products business is now Winfield Solutions LLC and is aligned with the closely related Seed business under a new WinField Solutions™ marketing identity.
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Land O’Lakes — Page 4 of 4
While Agriliance sales have not been included in Land O’Lakes financial reporting in the past, Land O’Lakes is reporting $94.0 million in Crop Protection Product sales through Winfield Solutions LLC since the September 1, 2007, repositioning.
Investor Call
Land O’Lakes, Inc. third-quarter earnings call for investors will begin at 1:00 p.m., Eastern Time, Wednesday, November 7, 2007. Presentation materials related to the call will be made available on Wednesday morning at the Land O’Lakes Web site, www.landolakesinc.com, under the heading “Investor Relations,” then “Investor Call” and will be available through November 14, 2007.
The dial-in numbers are:
USA — 1-800-862-9098
International — 1-785-424-1051
Conference ID: LANDOLAKES
A replay of the conference call will be available through November 14, 2007, at:
USA — 1-800-695-2122
International — 1-402-530-9027
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O’Lakes is a Fortune 500 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
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CAUTIONARY STATEMENT
This document contains forward-looking statements that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. For a further discussion of important risk factors that may materially affect management’s estimates and Land O’Lakes results, please see the risk factors contained in Land O’Lakes Annual Report filed on Form 10-K for the year ended December 31, 2006 which can be found on the Securities and Exchange Commission web site (www.sec.gov) and the company’s website (www.landolakesinc.com).

LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$54,101	$79,707
Receivables, net	934,696	604,580
Inventories	910,371	471,396
Prepaid expenses	39,765	350,423
Other current assets	62,856	50,594

Total current assets	2,001,789	1,556,700

Investments	233,463	270,202
Property, plant and equipment, net	538,814	665,069
Goodwill, net	351,087	326,527
Other intangibles, net	109,030	95,043
Other assets	120,447	113,191

Total assets	$3,354,630	$3,026,732

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$339,404	$58,300
Current portion of long-term debt	5,164	10,972
Accounts payable	771,305	529,850
Customer advances	8,905	419,516
Accrued expenses	349,210	223,597
Patronage refunds and other member equities payable	29,506	18,626

Total current liabilities	1,503,494	1,260,861

Long-term debt	615,730	639,059
Employee benefits and other liabilities	175,850	173,446
Minority interests	5,748	8,830
Commitments and contingencies
Equities:
Capital stock	1,732	1,828
Member equities	958,329	904,183
Accumulated other comprehensive loss	(65,389)	(66,276)
Retained earnings	159,136	104,801

Total equities	1,053,808	944,536

Total liabilities and equities	$3,354,630	$3,026,732

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$2,134,573	$1,524,579	$6,338,872	$5,208,602
Cost of sales	1,967,905	1,399,168	5,765,238	4,759,835

Gross profit	166,668	125,411	573,634	448,767

Selling, general and administrative	158,194	123,118	448,047	389,801
Restructuring and impairment charges	32	15,116	1,721	19,397
Gain on insurance settlement	—	—	(5,941)	—

Earnings (loss) from operations	8,442	(12,823)	129,807	39,569

Interest expense, net	9,794	12,985	33,514	44,725
Other income, net	(9,383)	(1,754)	(37,679)	(17,624)
Equity in losses (earnings) of affiliated companies	7,075	2,383	(58,044)	(27,346)
Minority interest in earnings of subsidiaries	286	542	872	1,127

Earnings (loss) before income taxes	670	(26,979)	191,144	38,687
Income tax expense (benefit)	3,466	(10,282)	34,566	(5,480)

Net (loss) earnings	$(2,796)	$(16,697)	$156,578	$44,167

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities:
Net earnings	$156,578	$44,167
Adjustments to reconcile net earnings to net cash (used) provided by operating activities:
Depreciation and amortization	61,514	71,271
Amortization of deferred financing costs	1,727	1,759
Bad debt expense	2,334	1,983
Proceeds from patronage revolvement received	3,133	4,961
Non-cash patronage income	(1,462)	(1,138)
Insurance recovery — business interruption	4,551	—
Deferred income tax (benefit) expense	(17,907)	2,252
(Increase) decrease in other assets	(2,057)	1,631
Decrease in other liabilities	(2,795)	(2,487)
Restructuring and impairment charges	1,721	19,397
Gain on divestiture of business	(28,474)	(8,063)
Gain on sale of investments	(9,205)	(7,736)
Gain on insurance settlement	(5,941)	—
Equity in earnings of affiliated companies	(58,044)	(27,346)
Dividends from investments in affiliated companies	27,020	3,952
Minority interests	872	1,127
Other	(218)	(3,222)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(190,021)	128,367
Inventories	(150,118)	(5,680)
Other current assets	305,287	273,132
Accounts payable	210,550	(146,300)
Customer advances	(410,611)	(373,087)
Accrued expenses	66,824	53,221

Net cash (used) provided by operating activities	(34,742)	32,161

Cash flows from investing activities:
Additions to property, plant and equipment	(62,309)	(50,658)
Acquisitions	(2,930)	(84,187)
Investments in affiliates	(216,555)	(4,025)
Net settlement on repositioning investment in joint venture	(133,539)	—
Net proceeds from divestiture of businesses	212,101	37,220
Proceeds from sale of investments	475	8,819
Proceeds from sale of property, plant and equipment	5,068	1,248
Insurance proceeds for replacement assets	8,635	—
Change in notes receivable	(18,193)	5,733
Other	(606)	6,908

Net cash used by investing activities	(207,853)	(78,942)

Cash flows from financing activities:
Increase (decrease) in short-term debt	282,634	(32,244)
Proceeds from issuance of long-term debt	7,684	10,004
Principal payments on long-term debt	(36,960)	(35,286)
Payments for redemption of member equities	(36,213)	(43,193)
Payments for debt issuance costs	—	(1,527)
Other	(156)	5,051

Net cash provided (used) by financing activities	216,989	(97,195)
Net cash used by operating activities of discontinued operations	—	(349)

Net decrease in cash and cash equivalents	(25,606)	(144,325)

Cash and cash equivalents at beginning of the period	79,707	179,704

Cash and cash equivalents at end of the period	$54,101	$35,379

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
			Months
	Nine Months Ended		Ended
	September 30,		September 30,
	2007	2006	2007
Earnings before income taxes	$191,144	$38,687	$248,929
Interest expense, net	33,514	44,725	47,149
Depreciation	53,011	63,499	74,516
Amortization	8,503	7,772	10,966

Total EBITDA	286,172	154,683	381,560

Unrealized hedging (gain) loss	(7,631)	1,391	(16,631)
Gain on insurance settlement	(5,941)	—	(5,941)
Gain on sale of intangible	—	(1,825)	—
Gain on divestitures	(28,474)	(8,033)	(29,398)
Gain on sale of investments	(9,205)	(7,837)	(9,205)
Agronomy one-time charges	3,827	—	3,827
Agronomy debt extinguishment	2,132	—	2,132
Agronomy impairment within Agriliance	10,000	—	10,000
Restructuring and impairment charges	1,721	15,000	3,535

Normalized EBITDA	$252,601	$153,379	$339,879